CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

SECURITIES AND EXCHANGE COMMISSION TO CONDUCT INFORMAL INQUIRY INTO KEITHLEY’S OPTION GRANT
PRACTICES

Cleveland, Ohio – September 14, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, announced that it has received notice that the Securities and Exchange Commission is conducting an informal inquiry into the Company’s option grant practices and has requested that the Company voluntarily produce certain documents and other information. As previously announced, the Company’s Board of Directors formed a Special Committee to investigate the Company’s stock option practices. The Company thereafter voluntarily notified the SEC staff of its own investigation. The Company is cooperating with the SEC in this matter.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

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